Exhibit 10.3
REINSTATEMENT INSTRUMENT
     THIS REINSTATEMENT INSTRUMENT (the “Instrument”) is made and entered into on September 4, 2009, but effective as of July 1, 2009 (the “Effective Date”) among Income Opportunity Realty Investors, Inc., a Nevada corporation (“IOT”), Syntek West, Inc., a Nevada corporation (“SWI”), and Prime Income Asset Management LLC, a Nevada limited liability company (“Prime”).
W I T N E S S E T H :
     WHEREAS, IOT and SWI are parties to that certain Advisory Agreement dated effective July 1, 2003 (the “SWI Advisory Agreement”) covering SWI’s service as a contractual advisor to IOT and its Board of Directors to, among other things, locate, investigate, evaluate and recommend real estate mortgage note investment and sales opportunities as well as financing and refinancing sources and to serve as a consultant to the Board of Directors in connection with the business plans and investment decisions by the Board;
     WHEREAS, on July 17, 2009, but effective as of July 1, 2009, IOT and SWI entered into that certain Termination Agreement dated July 17, 2009, but effective July 1, 2009 (the “Termination Agreement”) pursuant to which, among other things, the SWI Advisory Agreement was terminated by mutual agreement;
     WHEREAS, unknown to IOT, SWI made an accommodation pledge of such SWI Advisory Agreement to another entity as partial collateral for a judgement indebtedness of another entity which, if the SWI Advisory Agreement were ultimately terminated, would inadvertently create potential damage to such other entity;
     WHEREAS, in connection with and as a result of the Termination Agreement, IOT entered into an Advisory Agreement with Prime on substantially the same terms and conditions as the SWI Advisory Agreement, except for the replacement of SWI with Prime;
     WHEREAS, all of the parties to this Instrument now desire to (i) terminate in full the Advisory Agreement dated July 17, 2009, effective July 1, 2009 between IOT and Prime, (ii) reinstate in full the SWI Advisory Agreement as if same had never been terminated pursuant to the Termination Agreement and (iii) excerpt for the reinstatement of the SWI Advisory Agreement, continue the other matters under the Termination Agreement.
     ACCORDINGLY, in consideration of the foregoing premises, the mutual promises, covenants, representations and warranties contained herein, and on the terms and subject to the conditions set forth herein, and for other good and valuable consideration, including the payment by SWI to IOT of $1,000 and the corresponding payment by IOT to Prime of $1,000, the receipt, sufficiency and adequacy of which is hereby acknowledged, each of the undersigned do hereby agree as follows:

     1. Adoption of Recitals. The parties hereto do hereby adopt and confirm the foregoing recitals in the same manner as if fully recopied herein for all purposes.
     2. Termination of Arrangements with Prime as to an Advisory Agreement. The signatories hereto all hereby mutually agree that the Advisory Agreement dated July 17, 2009, but effective July 1, 2009, between IOT and Prime is hereby terminated ab initio effective as at July 1, 2009 and as of such date, such agreement shall be of no further force or effect. From and after the effective date of July 1, 2009, Prime shall have no further duties or responsibilities to or under such Advisory Agreement executed by Prime and IOT; provided, however, that any and all other agreements or arrangements to which Prime and IOT are parties, shall continue in full force and effect.
     3. Reinstatement of SWI Advisory Agreement. All of the signatories hereto hereby mutually agree that the SWI Advisory Agreement is hereby reinstated in full effective as at July 1, 2009, in the same manner as if same had never been terminated or modified in any respect and further that any and all obligations of SWI Advisory Agreement shall continue in full force and effect unaltered under such SWI Advisory Agreement until further action by IOT and SWI.
     4. Parties in Interest. This Instrument constitutes the entire agreement among the parties hereto with respect to the subject matters hereof. Nothing in this Instrument is intended to confer upon any other party other than the parties hereto and their respective representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Instrument or any other document referred to herein.
     5. Survival of Representations, Warranties, Covenants, Agreements and Obligations. All representations, warranties, covenants, agreements and obligations of any party to this Instrument will expressly survive the date of this Instrument and will not expire except by the Statute of Limitations under applicable law.
     6. Captions. The caption or title of any paragraphs, section or subsection of this Instrument or any document referred to herein is for convenience of reference only and shall not be construed as a part of this Instrument and shall not operate or be construed as defining or limiting in any way the scope of any provision hereof.
     7. Severability. Should any clause, sentence, section or paragraph of this Instrument be judicially or administratively declared to be invalid, unenforceable or void under applicable state law or the laws of the United States of American or any agency or subdivision thereof, such decision shall not have the effect of invalidating or voiding the remainder of this Instrument and the parties hereto agree that the part or parts of this Instrument so held to be invalid, unenforceable or void shall be deemed to have been deleted herein and the remainder shall have the same force and effect as if such part or parts had never been included herein.

     8. Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which collectively shall constitute one and the same instrument representing this Instrument and it shall not be necessary the proof of this Instrument that any party produce or account for more than one such counterpart.
     9. Facsimile; Electronic Transmission. This Instrument may be transmitted by facsimile or electronic transmission, and it is the intent of the parties for the facsimile of any autograph reproduced by receiving facsimile machine or computer to be an original signature and for the facsimile and any complete photocopy of this Instrument to be deemed an original counterpart.
     IN WITNESS WHEREOF, each of the undersigned has caused this Instrument to be executed in one or more counterparts, each of which shall be deemed to be an original, by their duly-authorized representatives, as of the date and year first above written all as of the Effective Date.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
By:	/s/ Daniel J. Moos
Daniel J. Moos, President

SYNTEK WEST, INC.
By:	/s/ Craig E. Landess
Craig E. Landess, Vice President,
Secretary and Treasurer

PRIME INCOME ASSET MANAGEMENT LLC
By:	/s/ Gene S. Bertcher
Gene S. Bertcher, Executive Vice
President and Chief Accounting Officer

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